Exhibit 10.28

ADDENDUM

TO

RESTRICTED STOCK UNIT ISSUANCE AGREEMENT

The following provisions are hereby incorporated into, and are hereby made a part of, that certain Restricted Stock Unit Issuance Agreement (the “RSU Agreement”) by and between Immunomedics, Inc. (the “Corporation”) and                                          (the “Participant”) evidencing the Restricted Stock Units awarded on this date to the Participant under the Corporation’s 2006 Stock Incentive Plan, and such provisions shall be effective immediately. Each Restricted Stock Unit shall entitle the Participant to one share of Common Stock upon the vesting of that unit.

All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to such terms in the RSU Agreement.

INVOLUNTARY TERMINATION FOLLOWING

A CHANGE IN CONTROL/HOSTILE TAKE OVER

1. If the Restricted Stock Units outstanding at the time of a Change in Control are assumed by the successor entity or otherwise continued in full force and effect or replaced with a cash retention program of the successor entity which preserves the Fair Market Value of the unvested shares of Common Stock subject to those units at the time of the Change in Control and provides for subsequent payout of that value in accordance with the same vesting schedule applicable to those shares of Common Stock, then no accelerated vesting of the Restricted Stock Units or the underlying shares of Common Stock shall occur at the time of the Change in Control.

2. No accelerated vesting of the Restricted Stock Units or the underlying shares of Common Stock shall occur upon a Hostile Take-Over, and those Restricted Stock Units shall remain outstanding and continue to be governed by the provisions of the RSU Agreement, and any successor entity in the Hostile Take-Over shall accordingly assume or otherwise continue in effect those Restricted Stock Units. The Participant shall, over the Participant’s period of Service following the Hostile Take-Over, continue to vest in the Restricted Stock Units and the underlying shares of Common Stock in one or more installments in accordance with the provisions of the RSU Agreement.

3. Immediately upon an Involuntary Termination of the Participant’s Service within twelve (12) months following the Change in Control or Hostile Take-Over, all of the Participant’s outstanding Restricted Stock Units shall vest, and the shares of Common Stock subject to those units shall become immediately issuable to the Participant, subject to the Corporation’s collection of the applicable Withholding Taxes pursuant to the provisions of Paragraph 7 of the RSU Agreement. In addition, the balance credited to the phantom dividend equivalent book account maintained on the Participant’s behalf pursuant to Paragraph 4(b) of the RSU Agreement shall immediately vest at the time of such Involuntary Termination and shall be distributed to the Participant promptly thereafter, subject to the Corporation’s collection of the applicable Withholding Taxes pursuant to the provisions of Paragraph 7. Should the Restricted Stock Units be replaced with a cash retention plan in accordance with Paragraph 1 above, then the balance credited to the Participant under that plan at the time of his or her Involuntary Termination shall immediately be paid to the Participant in a lump sum upon such Involuntary Termination, subject to the Corporation’s collection of the applicable Withholding Taxes; provided, however, that the Participant shall be entitled to such payment only if the Participant’s Involuntary Termination occurs within twelve (12) months following the Change in Control or Hostile Take-Over to which that cash retention plan pertains. In no event, however, shall such share issuance or payment from such cash retention plan or phantom dividend equivalent book account be effected later than the later of (i) the end of the calendar year in which such Involuntary Termination occurs or (ii) the fifteenth (15th) day of the third (3rd) calendar month following the date of such Involuntary Termination, with the applicable Withholding Taxes to be collected on or before such issuance.

4. For purposes of this Addendum, the following definitions shall be in effect:

An Involuntary Termination shall mean the termination of the Participant’s Service by reason of:

(i) the Participant’s involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

(ii) the Participant’s voluntary resignation following (A) a change in the Participant’s position with the Corporation (or Parent or Subsidiary employing the Participant) which materially reduces the Participant’s duties and responsibilities or the level of management to which the Participant reports, (B) a reduction in the Participant’s level of compensation (including base salary, fringe benefits and target bonus under any corporate performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of the Participant’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation (or any Parent or Subsidiary) without the Participant’s consent.

A Hostile Take-Over shall be deemed to occur in the event of a change in ownership or control of the Corporation effected through either of the following transactions:

(i) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination, or

(ii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s shareholders which the Board does not recommend such shareholders to accept.

Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by the Participant of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by the Participant adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss the Participant or any other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan and this Addendum, to constitute grounds for termination for Misconduct.

IN WITNESS WHEREOF, Immunomedics, Inc. has caused this Addendum to be executed by its duly authorized officer, effective as of the Effective Date specified below.

IMMUNOMEDICS, INC.

By:

Title:

EFFECTIVE DATE:                 ,

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